Exhibit 99.1

Company Contact:	Charles Exon
Executive Vice President
Sophie Nicolet
Vice President, Communications
Quiksilver, Inc.
(714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits
Integrated Corporate Relations
(203) 682-8200
— Quiksilver, Inc. Appoints Joseph Scirocco as New Chief Financial Officer –
— Names David Morgan as Chief Operating Officer –
Huntington Beach, California, April 16, 2007—Quiksilver, Inc. (NYSE: ZQK) today announced that it has appointed Joe Scirocco as its new Chief Financial Officer. Mr. Scirocco will have responsibility for all areas of finance on a global basis. Steve Brink, the Company’s former Chief Financial Officer, has decided to resign to pursue other interests, however, he will continue with the Company for some time to ensure a smooth transition and to provide consulting services. The Company also announced that David Morgan, formerly the Company’s Executive Vice President of Finance and Operations, has been named its Chief Operating Officer. In this new capacity, Mr. Morgan will be responsible for developing world-class organization and systems to support growth and improve margins for the Company’s global operations.
Mr. Scirocco comes to the Company with a strong background in the apparel industry, having served in various executive capacities for Tommy Hilfiger Corporation from 1997 through 2006, including Chief Financial Officer from 2002 to 2006. Prior to that, he served as an audit partner in the consumer and retail practice of Price Waterhouse LLP from 1990 to 1997. He is a graduate of Yale University.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We are very pleased to have someone of Joe’s world-class caliber join our team. Over the past few years our platform has expanded dramatically in both size and complexity. Joe’s deep expertise in our industry, and in particular with regard to coordinating a global organization, will serve us well into the future. We believe that Joe will be able to make an immediate and substantial contribution to our continuing efforts to drive further growth and create optimum value for our shareholders.”
Bernard Mariette, the President of the Company, commented, “Since joining us in February of 2006, David Morgan has been a tremendous addition to our management team. David’s 15 years of international experience at L’Oreal Group in finance and operations has already proven invaluable to us. We look forward to his further contributions to the growth and success of our Company in his expanded role as Chief Operating Officer.”
“We are excited to welcome Joe into the Quiksilver family,” Mr. Mariette continued. “His broad, international financial experience and proven leadership capability is a great fit with the strategic direction and ongoing development of Quiksilver, Inc. We believe that both of these key management appointments, for Chief Financial and Chief Operating Officer, represent the fulfillment of another critical step in achieving our mission of creating the world’s premier outdoor lifestyle company.”

Mr. McKnight and Mr. Mariette continued, “We are deeply grateful to Steve Brink, who has played an integral role in the development and growth of Quiksilver, Inc. over the past 11 years. He leaves a strong team in place and will forever remain a key individual in the history of this company. We wish him all the best for the future.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of Quiksilver Inc.’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, proprietary Boardriders Club shops, other specialty stores and select department stores. The Company’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilverinc.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, www.fidragolf.com and www.quiksilverfoundation.com